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                                                                    EXHIBIT 10.8

                           AGREEMENT TO SELL AND BUY


         This Agreement, entered into this 1st day of May, 1998, by and between Katheryne T. Griffin and Henry E. Griffin hereinafter called the Seller, and First Community Bank hereinafter called the Buyer.

         WITNESSETH: That for and in consideration of the sum of Ten Thousand and No/100 ($10,000.00) Dollars, to be applied as part of the cash portion of the purchase price and the conditions and terms hereinafter mentioned, the Seller agrees to sell and the Buyer agrees to buy the following described property:

         All that certain piece, parcel or lot of land together with improvements thereon, situate, lying and being in the State of South Carolina, County of Lexington, Town of Irmo and being further delineated in the Real Estate Atlas of Lexington County on Page 01925, in Block 01, as Lot 08.

         Upon the further payment of Four Hundred Thirty Eight Thousand Seven Hundred Eighty and No/100 ($438,780.00) Dollars, making a total purchase price of Four Hundred Forty Eight Thousand Seven Hundred Eighty and No/100 ($448,780.00) Dollars.

INSPECTION PERIOD - The Buyer shall have the right for a period of seventy-five
(75) days (inspection period) after execution hereof by all parties to determine if the property is suitable for Buyer's intended use, which determination shall be made in Buyer's sole discretion. The buyer's rights include but are not limited to verifying appropriate zoning, road access, wetland issues, environmental study, verification of water and sewer, compaction test, and approval by the Board of Directors of the Buyer. The Seller herein grants Buyer or its representatives a right of access to inspect the real property and all improvements thereon and to conduct tests thereon. Buyer shall indemnify the Seller as to any damages it may incur to the property. Buyer shall notify Seller by letter prior to the end of the inspection period whether Buyer elects to terminate the Contract or proceed to close. If Buyer elects to close on the property, the $10,000 earnest money deposit shall become non-refundable, excepting Buyer not receiving OCC approval. Said earnest money shall, however, be applicable to the purchase price at closing. The closing shall occur within seventy-five (75) days following the expiration of the inspection period. If buyer elects not to close and provides written notification as stated above prior to the end of the inspection period, then the Buyer shall be entitled to the return of the earnest money deposit.

OCC APPROVAL - Provided Buyer elects to close on the property and provides written notification to Seller with the seventy-five (75) day Inspection Period to submit the necessary documents and receive the required approvals for the operation of a banking facility from the Office of Comptroller of the Current
(OCC) and close on the subject property.
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         Seller and Buyer expressly acknowledge that the Real Estate Broker, The
Keenan Company, Inc. has not made an independent investigation or determination with respect to the existence or nonexistence of asbestos, PCB transformers or other toxic, hazardous or contaminated substances, and/or underground tanks in, on, or about the property. Any such investigation or determination shall be the responsibility of Seller and/or Buyer; and Broker shall not be held responsible therefore. This paragraph shall survive the closing and shall not be merged with or into delivery of the warranty deed or other closing documents.

The Seller hereby covenants and agrees to convey the above described property to the Buyer, his heirs and assigns in fee by proper deed, with covenant of general warranty, free from all defects and encumbrances, except such as are herein agreed to be assumed. Seller shall pay for preparation of deed and for all statutory deed recording fees.

         The above described property shall be conveyed subject to applicable zoning ordinances and valid recorded easements, restrictions and covenants provided the foregoing do not make the title unmarketable or prohibit Buyer from using the property for such purpose, if any, which may be specified under Special Conditions hereinbelow.

         Upon tender of such deed at the time below provided, the Buyer agrees to comply fully with the terms of this Agreement.

         Upon failure of the Buyer to comply with the terms of this Agreement, within the stipulated time, the Seller and the Keenan Company to have the right to retain the amount this day paid, said amount to be divided equally between Seller and The Keenan Company, and to enforce the performance of this Agreement according to law.

         The earnest money paid under this Agreements hall be held by The Keenan Company, as Trustee, and settlement and all payments under this Agreement shall be made through the said The Keenan Company. The Keenan Company, Inc., does not guarantee payment of check or checks accepted as earnest money.

All taxes, rents, water rents, paving assessments and interest to be prorated to date of completion of sale. Hazard insurance to be prorated or cancelled at the option of Buyer.

         This sale and purchase to be completed on or before the 1st day of October, 1998.

         This Agreement is binding upon ourselves, our heirs, executors, administrators, successors or assigns.

         It is understood that this written Agreement constitutes the entire contract between the parties hereto.


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         Witness our Hands and Seals in triplicate the day and year first above written.


         Accepted this 28th day of May, 1998.

         In the presence of:                 SELLER:

/s/ Alberta J. Thompson                      /s/ Katheryne T. Griffin
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                                             KATHERYNE T. GRIFFIN

/s/ Roy W. Thompson                          /s/ Shirley T. Mazzie
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                                             Shirley T. Mazzie

/s/ E.C. Watts, Jr.                          /s/ Nettie H. Thompson
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                                             Nettie H. Thompson


                                             BUYER: FIRST COMMUNITY BANK


/s/ Gordon Boyster                           /s/ David K. Proctor
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                                             Senior Vice  President
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